EXHIBIT 3.4

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

CANNABIS KINETICS CORP.

The undersigned, the President of Cannabis Kinetics Corp., a Nevada corporation (the “Company”), does hereby certify, that, pursuant to authority conferred upon the Board of Directors by the Company’s Articles of Incorporation and pursuant to Section 78.1955 of the Nevada Revised Statutes, the following resolutions creating a series of Series A Convertible Preferred Stock was duly adopted by the Company’s Board of Directors on June 19, 2014:

WHEREAS, the Articles of Incorporation of the Company provide for a class of its authorized stock known as preferred stock, comprised of ten million (10,000,000) shares, par value $.001 per share, issuable from time to time in one or more series; and

WHEREAS, the Board of Directors is authorized to fix the rights, terms and preferences and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to Five Million Five Hundred Thousand (5,500,000) shares of the preferred stock which the Company has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of Series A Preferred Stock and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such Series A preferred stock as follows:

1. Designation and Amount. The shares of such series of Preferred Stock shall be designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”). The number of shares constituting Series A Preferred Stock shall be Five Million Five Hundred Thousand (5,500,000). No other shares of preferred stock shall be designated as Series A Preferred Stock.

2. Voting Rights.

(a) Except as otherwise provided in this Certificate of Designation or in the Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), of the Company, as expressly required by law or as provided herein, a holder of Series A Preferred Stock shall be entitled to a number of votes per share equal to the number of whole shares of Common Stock into which such Series A Preferred Stock is convertible, subject to adjustment as set forth in Section 4 below, as of the record date for the determination of stockholders entitled to vote and to notice of any stockholders’ meeting in accordance with the By-laws (the “By-laws”) of the Company. Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Series A Preferred Stock held by each holder) shall be rounded to the nearest whole number (with one-half being rounded upward).

1

(b) Except as otherwise provided in this Certificate of Designation or in the Certificate of Incorporation or as expressly required by law, the holders of Series A Preferred Stock and the holders of common stock shall vote together as a single class on all matters presented to stockholders, and not as separate classes. The holders of Series A Preferred Stock shall vote on an as converted basis.

(c) The Company shall not effect, or agree to effect, any amendment of this Certificate of Designation without the consent of the holder or holders of at least two-thirds of the shares of Series A Preferred Stock then outstanding.

(d)  Meetings of the holders of the Series A Preferred Stock shall be held whenever called in the manner required by the laws of the State of Nevada for purposes as to which there are special statutory provisions, and for other purposes whenever called by resolution of the Board of Directors, or by the President, or by the holders of fifty one (51%) of the outstanding shares of the Series A Preferred Stock. Any such meetings of stockholders may be held at the principal business office of the Company or at such other place or places, either within or without the State of Nevada, as may be specified in the notice thereof. Notice of a special meeting also shall state the purpose or purposes for which the meeting is called. A copy of the notice of any meeting shall be delivered personally or shall be mailed, not less than ten (10) nor more than sixty (60) days, before the date of the meeting, to each stockholder of record entitled to vote at the meeting. At any and all meetings of the Series A Preferred Stock there must be present, either in person or by proxy, at least twenty five percent (25%) of the issued and outstanding shares of the Series A Preferred Stock entitled to vote at said meeting. Any action of the holders of the Series A Preferred Stock may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed, in person or by proxy, by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted in person or by proxy. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing, but who were entitled to vote on the matter.

3. Conversion.

(a) The holder of any shares of Series A Preferred Stock shall have the right, at such holder’s option, at any time or from time to time, to convert such shares into Common Stock, in a conversion ratio of two hundred (200) shares of Common Stock for each share of Series A Preferred Stock, subject to adjustment as set forth in Section 4 below, for each share of Series A Preferred Stock to be converted (such conversion ratio in effect from time to time, the “Conversion Ratio”).

(b) The holder of any shares of Series A Preferred Stock may exercise the conversion rights set forth herein by delivering to the Company or any transfer agent of the Company for the Series A Preferred Stock as may be designated by the Company, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank to the Company (if required by it) (or such holder shall notify the Company or any transfer agent that such certificate(s) have been lost, stolen or destroyed and shall execute an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of common stock are to be issued. Conversion shall be deemed to have been effected on the date when the aforesaid delivery is made or as provided below in Section 3(g) (the “Conversion Date”).

2

(c) As promptly as practicable thereafter, the Company shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate to which such holder is entitled. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a Common Stock holder of record on the applicable Conversion Date. The Company shall not close its books against the transfer of shares of Series A Preferred Stock in any manner that would interfere with the timely conversion of any shares of Series A Preferred Stock. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series A Preferred Stock surrendered for conversion, the Company shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Company, a new certificate covering the number of shares of the Series A Preferred Stock representing the unconverted portion of the certificate so surrendered.

(d) No fractional shares of common stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered, or deemed surrendered, pursuant to subsection (c) above, for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of such Series A Preferred Stock so surrendered. Any fractional share which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock (after aggregating all shares of Series A Preferred Stock held by each holder) shall be rounded to the nearest whole number (with one-half being rounded upward).

(e) The Company shall reserve, free from preemptive rights, out of its authorized but unissued shares of common stock solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock sufficient shares to provide for the conversion of all outstanding shares of Series A Preferred Stock.

(f) All shares of common stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Company, be validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and free from all taxes, liens or charges with respect thereto.

(g) Each holder of shares of Series A Preferred Stock shall be entitled to receive written notice from the Company, by overnight delivery or first class mail, postage prepaid, addressed to such holder at the last address of such holder as shown by the records of the Company, of any proposed dividend or distribution, liquidation, dissolution or winding up of the Company, or any Business Combination (as defined below), at least ten (10) days prior to the date on which any such event is scheduled to occur, and, at any time prior to, or conditioned upon the consummation of and to occur immediately prior to, such liquidation, dissolution or winding up or Business Combination, to convert any or all of such holder’s shares of Series A Preferred Stock into shares of Common Stock pursuant to this Section 3. The notice of any such event shall at a minimum specify the consideration to be received by stockholders in such event in the aggregate, the consideration to be received on a per share basis by the holders of common stock and the consideration to be received on a per share basis by the holders of Series A Preferred Stock. The term “Business Combination” shall mean (x) a merger, share exchange or consolidation of the Company with any other company or entity; (y) the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance, whether in one transaction or a series of transactions, by the Company of all or substantially all of the Company’s assets; or (z) any agreement, contract or other arrangement providing for any of the foregoing transactions.

3

4. Conversion Adjustment.

(a) In the event the Company shall, at any time after the issuance of any share of Series A Preferred Stock, declare or pay any dividend or make any distribution on common stock payable in shares of Common Stock, or effect a subdivision or split or a combination, consolidation or reverse split of the outstanding shares of common stock into a greater or lesser number of shares of common stock, then in each such case the Conversion Ratio shall be adjusted, so that the holder of any shares of Series A Preferred Stock shall be entitled to receive upon conversion thereof the number of shares of common stock or other securities or property that such holder would have owned or have been entitled to receive upon the happening of such event had such Series A Preferred Stock been converted immediately prior to the relevant record date or, if there is no such record date, the effective date of such event.

(b) In the event the Company shall, at any time after the issuance of any share of Series A Preferred Stock, declare or pay any dividend or make any distribution on common stock payable in securities or other property of the Company other than shares of common stock or cash, in which dividend or distribution the holders of Series A Preferred Stock do not otherwise participate, then provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of common stock receivable thereupon, the amount of such securities of the Company or value of such other property that they would have received had their Series A Preferred Stock been converted into common stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities and other property receivable by them as aforesaid during such period, giving application during such period to all adjustments called for herein.

3. (c) Upon a Business Combination (as defined above), each share of Series A Preferred Stock shall remain outstanding and shall thereafter be convertible into, or shall be converted into a security which shall be convertible into, the kind and amount of securities or other property to which a holder of the number of shares of common stock of the Company deliverable upon conversion of such share of Series A Preferred Stock immediately prior to such Business Combination would have been entitled upon such Business Combination, all subject to further adjustment as provided herein and in the Certificate of Incorporation

4. Dividends. The holders of the Series A Preferred Stock shall not be entitled to dividends.

4

5. Liquidation Preference. The Series A Preferred Stock shall rank junior to the Series B and Series C Preferred Stock of the Company and pari passu with the holders of Common Stock upon any liquidation, dissolution or winding up of the Company. Upon the holders of all series of preferred stock having received the distributions to which they are entitled, the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of Common Stock and Series A Preferred Stock on an as converted basis pro rata in proportion to the number of shares of Common Stock held by each holder.

6. Restriction on Transferability. The shares of the Series A Preferred Stock are being issued to the three directors of the Company as of the date hereof (a “Shareholder”), and said shares shall not, directly or indirectly, be sold, hypothecated, transferred, assigned or disposed of in any manner ( “Transfer”) other than as set forth herein. In the event that any Shareholder wishes to Transfer all or any portion of his Shares to another Shareholder (a “Selling Shareholder”), the Selling Shareholder shall give a written notice thereof (the “Offer Notice”) to the other Shareholders (the “Non-Selling Shareholders”) setting forth the number of Shares that the Selling Shareholder desires to Transfer (the “Offered Shares”), the offering price or consideration, and all of the other terms and conditions of said Transfer. Upon receipt of the Offer Notice, the Non-Selling Shareholders shall have the option to purchase all or any portion of the Offered Shares at the same price and on the same terms and conditions as set forth by the Selling Shareholder in the Offer Notice (the “Right of First Offer”). Such Right of First Offer shall be exercisable within a period of no more than ten (10) days from the date of delivery of the Offer Notice. If one of the Non-Selling Shareholder exercises his Right of First Offer to purchase all of the Offered Shares but the other Non-Selling Shareholder does not exercise his Right (the “Remaining Offered Shares”), the Selling Shareholder shall send a notice to the Non-Selling Shareholder who has exercised his Right of First Offer, offering him the right to purchase the Remaining Offered Shares. This right shall be for a period of ten (10) days from the date of such notice to purchase the Remaining Offered Shares. The other Shareholders must close on the purchase of the Remaining Offered Shares within a period of no more than thirty (30) days from the date of delivery of the notice to them (the “Second Period”). If the Non-Selling Shareholders do not exercise their Right of First Offer in full, or if all of the Remaining Offered Shares are not purchased by the other Shareholders, the Selling Shareholder shall have the right to offer the Offered Shares to an unaffiliated bona fide third party purchaser (“Third Party Purchaser”); provided, however, that the Offered Shares shall be offered on terms and conditions no less favorable than the terms included in the Offer Notice. If the Transfer to the Third Party Purchaser is not consummated within thirty (30) days from the expiration of the Second Period, the Selling Shareholder shall not Transfer or offer to Transfer the Offered Shares to the Third Party Purchaser without first offering such Shares in the manner provided herein.

7. Other Preferences and Rights. The consent of the entire board of directors of the Company is required for the issuance of any additional shares of Series A Preferred Stock after the date hereof. The shares of the Series A Preferred Stock shall have no other preferences, rights, restrictions or qualifications, except as otherwise provided by law or the articles of incorporation of the Company.

5

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation as of this 20th day of June, 2014.

CANNABIS KINETICS CORP.

By	/s/ Eric Hagen
Name:	Eric Hagen
Title:	President

6